Exhibit 3.2

AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS

1. Article II, Section 4 of the By-Laws is hereby deleted in its entirety and replaced by the following:

Section 4.  At least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the residence of each and the number of voting shares held by each, shall be prepared by the Secretary.  Such list shall be open to the examination of any stockholder for said ten days either at a place within the city, town or village where the meeting is to be held and which place shall be specified in the notice of meetings, or, if not so specified, at the place where said meeting is to be held, and shall be produced and kept at the time and place of the meeting during the whole time thereof, and subject to the inspection of any stockholder who may be present.

2. Article II, Section 12 of the By-Laws is hereby deleted in its entirety and replaced by the following:

Section 12.  Whenever a vote of stockholders is required or permitted to be taken in connection with any corporate action by any provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing shall be signed by stockholders holding the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or to the Secretary.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

3. Article III, Section 7 of the By-Laws is hereby deleted in its entirety and replaced by the following:

Section 7.  Special meetings of the Board may be called by the Chairman, Chief Executive Officer, President or Secretary on at least two days notice to each Director, either personally, by mail, by telegram or by electronic transmission.  Meetings may be held at any time without notice if all the Directors are present, or if at any time before or after the meeting those not present waive notice of the meeting in writing.

4. Article VI, Section 1 of the By-Laws is hereby deleted in its entirety and replaced by the following:

Section 1.  The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe in accordance with the law, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  The certificates of stock, which shall be numbered, and uncertificated shares shall be entered in the books of the Corporation as they are issued.  They shall exhibit the holder’s name and number of shares and shall be signed by the President or the Executive Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

5. Article VI, Section 4 of the By-Laws is hereby deleted in its entirety and replaced by the following:

Section 4.  The shares of stock of the Corporation shall be transferable on the books of the Corporation by the registered holder thereof in person or by his attorney:  (1) in the case of shares represented by a certificate, upon surrender for cancellation of certificates for the same number of similar shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and (2) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof.

6. Article VI, Section 7 of the By-Laws is hereby deleted in its entirety and replaced by the following:

Section 7.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 1 of this Article VI, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing the issuance of a new certificate or certificates or uncertificated shares, the Board of Directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost or destroyed.